CACI Reports Fiscal 2008 First Quarter Results

Revenue increased 18.4 percent to a record $553.6 million
Organic revenue increased by 12.5 percent
Contract awards totaled $934 million
Contract funding orders totaled $709 million

ARLINGTON, Va., October. 31, 2007 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading professional services and information technology solutions provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2007. CACI provides innovative solutions to meet America’s needs in national security, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

First Quarter Results

For the first quarter of Fiscal Year 2008 (FY08), we reported record revenue of $553.6 million, up 18.4 percent over first quarter of Fiscal Year 2007 (FY07) revenue of $467.6 million.  The increase in revenue during the quarter was primarily driven by organic revenue growth of 12.5 percent.  Operating income for the quarter was $34.7 million compared with operating income of $36.5 million in the year earlier quarter.  The operating margin was 6.3 percent compared with 7.8 percent in the first quarter of FY07.  The change in the operating margin was primarily due to a continued shift in the business mix to a greater use of subcontractors, which generates a lower margin.  Net income for the first quarter was $18.3 million, or $0.60 per diluted share, compared with $18.8 million, or $0.60 per diluted share, for the first quarter of FY07.  The effective tax rate for the quarter was 38.0 percent, the same as in the first quarter of FY07.  Operating cash flow for the quarter was $23.4 million.  Days sales outstanding at the end of the quarter were 68 compared with 74 days at the end of the first quarter of FY07.

First Quarter Highlights

Major highlights and accomplishments during the first quarter of FY08 include:

•	Contract awards with an estimated value of $934 million, almost two-thirds of which is new work for us. The awards in the quarter include:

o
The four-year, $64 million task order to support the Military Health System (MHS) Information Assurance Program.  The award continues information assurance services we provide to the program’s western region and expands our services to include the northern and southern regions.

o
The five-year, $48 million task order from the Securities and Exchange Commission to provide electronic document discovery and computer forensics solutions to the Commission’s Division of Enforcement.  This new award expands our role to meet the growing demand for computer forensics support.

o
The five-year, $48 million, indefinite delivery, indefinite quantity contract to support the U.S.  Navy’s Enterprise Resource Planning (ERP) Single Supply Solution (SSS) program.  The award continues our relationship and expands our level of professional support services for Navy ERP systems.

o
The $36 million task order to support the Navy’s Enterprise Maintenance Automated Information System (NEMAIS) data center operations.  The award continues our support of the NEMAIS program and strengthens our position as a provider of enterprise work in this specialized arena.

o
Approximately $190 million in awards on the U.S. Army Strategic Services Sourcing (S3) contract.  Since March of 2006, we have received approximately $970 million in awards from this contract vehicle, reaffirming the Army’s confidence in us as a valued strategic partner.

o	Previously unannounced awards totaling approximately $219 million to support the Intelligence Community.

•	Contract funding orders totaling $709 million, a 17 percent increase over contract funding orders of $605 million received in the first quarter of FY07.

•
A definitive purchase agreement to acquire Athena Innovative Solutions, Inc., a provider of specialized services and solutions to the Intelligence Community and national security clients.  This acquisition will expand our expertise in human intelligence, counterintelligence, counterterrorism, all-source analysis and strategic policy development for our Intelligence Community clients.

Subsequent Events

On October 3rd, we announced a definitive purchase agreement to acquire Dragon Development Corporation, a provider of systems and software engineering, advanced research and development support, and professional business services to members of the Intelligence Community.

On October 31st, we completed the acquisition of Athena Innovative Solutions, Inc. and intend to complete the acquisition of Dragon Development Corporation on November 1st.

CEO Commentary

Commenting on the results, Paul Cofoni, CACI’s President and CEO, said, “We are pleased with our first quarter results.  We experienced another strong quarter of awards, reflecting the confidence our clients have in our solutions for their immediate and long-term requirements. For the first time in our history, we surpassed the $2 billion mark in trailing 12 months revenue.  Our first quarter revenue was up 18 percent from the first quarter last fiscal year and is an all-time high for any quarter in the company’s history.  Our contract awards were $934 million and funding orders were up 17 percent from the first quarter last fiscal year, adding to our solid backlog.  Additionally, our corporate development and mergers and acquisitions program continues to contribute valuable acquisitions and be best in class.  We reached agreements to acquire Athena Innovative Solutions and Dragon Development Corporation that will expand our professional services footprint within the Intelligence Community.  Both have strong growth records and provide critical services to the Intelligence Community.  Our acquisitions of Institute for Quality Management, Wexford, Athena and Dragon will increase our annualized revenue in the intelligence and security services market space by $262 million.  We are benefiting from the success of our recruiting initiatives to expand our talented workforce to help our clients solve our country’s most complex problems.  We are proud of the outstanding performance and contributions of our dedicated employees.  We continue to be confident in our growth plan throughout FY08 and beyond.”

CACI Revises its FY08 Guidance

We are revising our Fiscal Year 2008 guidance to include the impact of increasing subcontractor work and the acquisitions of Athena and Dragon. The table below summarizes the current guidance for FY08:

(In millions except for earnings per share)	Fiscal Year 2008
Revenue	$2,250 - $2,350
Net income	$76.5 - $85.7
Diluted earnings per share	$2.50 - $2.80
Diluted weighted average shares	30.6

FY08 forecasted revenue includes approximately $100 million from the acquisitions of Athena and Dragon.  Forecasted revenue and diluted EPS do not include amounts from any other acquisitions.

This guidance represents our views as of October 31, 2007.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, November 1st, during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session .  You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, http://www.caci.com, at the scheduled time, or you may dial 1-877-857-6163 and enter the confirmation code 7297420.  A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, November 1st, and can be accessed through our homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services, IT and network solutions needed to prevail in today’s new era of national security, intelligence, and e-government.  From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the solutions, applications and infrastructures our federal customers use to provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness.  Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively.  CACI has been named to the Fortune 1000 Largest Companies of 2006 and the Russell 2000 index.  CACI provides dynamic careers for approximately 10,700 employees working in over 120 offices in the U.S. and Europe.  Visit CACI on the web at http://www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are subject to factors that could cause actual results to differ materially from anticipated results.  The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the ability to close the acquisition of Dragon Development Corporation and Athena in a timely manner and successfully integrate their operations; the accretiveness of the Dragon Development Corporation and Athena transaction to our earnings; regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Senior Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
866-606-3471, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

(Financial tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	09/30/2007	09/30/2006	% Change
Revenue	$553,580	$467,623	18.4%
Costs of revenue
Direct costs	372,398	300,727	23.8%
Indirect costs and selling expenses	135,757	119,855	13.3%
Depreciation and amortization	10,746	10,506	2.3%
Total costs of revenue	518,901	431,088	20.4%
Operating income	34,679	36,535	-5.1%
Interest expense and other, net	5,152	6,209	-17.0%
Income before income taxes	29,527	30,326	-2.6%
Income taxes	11,235	11,523	-2.5%
Net income	$18,292	$18,803	-2.7%

Basic earnings per share	$0.61	$0.61	0.0%
Diluted earnings per share	$0.60	$0.60	0.0%

Weighted average shares used in per share computations:
Basic	29,993	30,629
Diluted	30,518	31,278

Statement of Operations Data (Unaudited)

	Quarter Ended
	09/30/2007	09/30/2006
Operating income margin	6.3%	7.8%
Tax rate	38.0%	38.0%
Net income margin	3.3%	4.0%

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	09/30/2007	06/30/2007
ASSETS:
Current assets
Cash and cash equivalents	$253,462	$285,682
Accounts receivable, net	414,762	386,150
Prepaid expenses and other current assets	39,051	37,171
Total current assets	707,275	709,003

Goodwill and intangible assets, net	958,310	962,090
Property and equipment, net	23,534	22,695
Other long-term assets	102,427	98,159
Total assets	$1,791,546	$1,791,947

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$3,546	$7,643
Accounts payable	75,258	59,827
Accrued compensation and benefits	94,948	96,978
Other accrued expenses and current liabilities	92,969	130,573
Total current liabilities	266,721	295,021

Long-term debt, net of current portion	634,885	635,772
Other long-term liabilities	51,405	47,307
Total liabilities	953,011	978,100

Shareholders' equity	838,535	813,847
Total liabilities and shareholders' equity	$1,791,546	$1,791,947

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	09/30/2007	09/30/2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,292	$18,803
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	10,746	10,506
Amortization of deferred financing costs	610	355
Stock-based compensation expense	5,707	4,433
Benefit for deferred income taxes	(1,149)	(3,468)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(26,995)	7,173
Prepaid expenses and other current assets	(4,659)	2,414
Accounts payable and accrued expenses	9,410	1,320
Accrued compensation and benefits	(2,556)	(8,718)
Income taxes payable and receivable	9,352	6,762
Other liabilities	4,630	2,891
Net cash provided by operating activities	23,388	42,471

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,890)	(2,109)
Purchases of businesses, net of cash acquired	(51,948)	-
Other	(204)	(804)
Net cash used in investing activities	(56,042)	(2,913)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments made under bank credit facilities, net	(1,092)	(25,886)
Proceeds from employee stock purchase plans	1,415	1,995
Proceeds from exercise of stock options	901	1,349
Purchase of common stock	(949)	(1,310)
Other	(141)	71
Net cash provided by (used in) financing activities	134	(23,781)
Effect of exchange rate changes on cash and cash equivalents	300	163
Net (decrease) increase in cash and cash equivalents	(32,220)	15,940
Cash and cash equivalents, beginning of period	285,682	24,650
Cash and cash equivalents, end of period	$253,462	$40,590

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	09/30/2007		09/30/2006		$ Change	% Change
Department of Defense	$405,797	73.3%	$334,101	71.4%	$71,696	21.5%
Federal Civilian Agencies	117,299	21.2%	107,845	23.1%	9,454	8.8%
Commercial	25,903	4.7%	21,005	4.5%	4,898	23.3%
State and Local Governments	4,581	0.8%	4,672	1.0%	(91)	-1.9%
Total	$553,580	100.0%	$467,623	100.0%	$85,957	18.4%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	09/30/2007		09/30/2006		$ Change	% Change
Time and materials	$293,153	53.0%	$243,189	52.0%	$49,964	20.5%
Cost reimbursable	144,191	26.0%	129,697	27.7%	14,494	11.2%
Fixed price	116,236	21.0%	94,737	20.3%	21,499	22.7%
Total	$553,580	100.0%	$467,623	100.0%	$85,957	18.4%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	09/30/2007		09/30/2006		$ Change	% Change
Prime	$460,247	83.1%	$381,227	81.5%	$79,020	20.7%
Subcontractor	93,333	16.9%	86,396	18.5%	6,937	8.0%
Total	$553,580	100.0%	$467,623	100.0%	$85,957	18.4%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	09/30/2007	09/30/2006	$ Change	% Change
Contract Funding Orders	$709,361	$605,189	$104,172	17.2%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)
The Company has presented organic revenue growth to reflect the effect of acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic.  The Company believes that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of the Company’s core business.  This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	09/30/2007	09/30/2006	% Change	09/30/2007	09/30/2006	% Change
Revenue, as reported	$553,580	$467,623	18.4%	$2,023,929	$1,799,841	12.5%
Less:
Acquired revenue	27,304	-		127,963	-
Organic revenue	$526,276	$467,623	12.5%	$1,895,966	$1,799,841	5.3%